BARBARA K. CEGAVSKE

Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation

 (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Designation
For Nevada Corporations
(Pursuant to NRS 78.1955)

1.	Name of corporation:
Alkame Holdings, Inc.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.
SERIES D PREFERRED STOCK On behalf of Alkame Holdings, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”): RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the one hundred million (100,000,000) shares of preferred stock, par value $.001 per share, of the Corporation authorized by Article III of the Articles of Incorporation (“Preferred Stock”), a series of Series D Preferred Stock, consisting of four million (4,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions: SEE ATTACHED
3.	Effective date of filing (optional):

4.	Signatures (required)

X /s/ Robert K. Eakle
Signature

______________________________________________

CERTIFICATE OF DESIGNATION

OF

ALKAME HOLDINGS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________________

Pursuant to Section 78.1955 of the Nevada Revised Statutes, Alkame Holdings, Inc., a corporation organized and existing under the Nevada Revised Statutes (the “Company”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, and pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent of all members of the Board of Directors on November 25th, 2015, duly adopted a resolution providing for the issuance of a series of shares of Series D Convertible Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of Alkame Holdings, Inc. by the provisions of the Articles of Incorporation of the Company, as amended, a series of the preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series D Preferred Stock"; and

FURTHER RESOLVED, that the Series D Preferred Stock shall consist of Four Million (4,000,000) shares; and

RESOLVED, that the Series D Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Designation” or the “Certificate of Designation”):

Section 1. DESIGNATION OF SERIES. The number of shares of Series D Preferred Stock shall initially consist of up to Four Million (4,000,000) shares.

Section 2. DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a)     “Business Day” means a day in which a majority of the banks in the State of Nevada in the United States of America are open for business.

(b)     “Common Stock” means the Company’s $0.001 par value common stock, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

(c)     “Conversion Date” shall mean the date on which a share or shares of the Series D Preferred Stock is converted pursuant to this Certificate of Designation.

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(d)     “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Company for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Company in connection with the settlement of disputes with any shareholder, (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of (a) a majority of the Common Stock and (b) a majority of the Preferred Stock of the Company voting as separate classes.

(e)     “Holder” shall mean the person or entity in which the Series D Preferred Stock is registered on the books of the Company, which shall initially be the person or entity which subscribes for the Series D Preferred Stock, and shall thereafter be permitted and legal assigns which the Company is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Company.

(f)      “Holders” shall mean all Holders of the Series D Preferred Stock.

(g)     “Junior Stock” shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Company established prior to or after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series D Preferred Stock upon the liquidation, winding-up or dissolution of the Company.

(h)     “Liquidation Preference” shall mean the per share price at which the shares of Series D Preferred Stock were originally issued (as appropriately adjusted for any Recapitalizations).

(i)       “Original Issue Date” shall mean the date upon which the shares of Series D Preferred Stock are first issued.

(j)      “Preferred Stock Certificates” means the certificates, as replaced from time to time, evidencing the outstanding Preferred Stock shares.

(k)     “Recapitalization” shall mean any stock dividend, stock split, and combination of shares, reorganization, recapitalization, reclassification or other similar event.

SECTION 3. DIVIDENDS.

(a) The holders of the Series D Preferred Stock shall not be entitled to receive any dividends.

(b) To the fullest extent permitted by the Nevada Revised Statutes, the Company shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Company to be unable to pay its debts as they become due in the usual course of business.

SECTION 4. LIQUIDATION PREFERENCE

(a)    Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Company to the Holders of any Junior Stock by reason of their ownership of such stock an amount per share for each share of Series D Preferred Stock held by them equal to the sum of the Liquidation Preference. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the Holders of the Series D Preferred Stock are insufficient to permit the payment to such Holders of the full amounts specified in this Section 4(a) then the entire remaining assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the Holders of the Series D Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 4(a).

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(b)    Remaining Assets. After the payment to the Holders of Series D Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Company legally available for distribution by the Company shall be distributed with equal priority and pro rata among the Holders of the Junior Stock in proportion to the number of shares of Junior Stock, and the terms of such Junior stock, held by them.

(c)    Valuation of Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Company by another entity, the Distribution date shall be deemed to be the date such transaction closes.

SECTION 5. CONVERSION. The Series D Preferred Stock shall not be convertible into Common Stock and have no other conversion rights except as specifically set forth below:

Conversion. The “Conversion Ratio” per share of the Series D Preferred Stock in connection with any Conversion shall be at a ratio of 1:10 , meaning every (1) one Preferred D share shall convert into 10 shares of Common Stock of the Company (the “Conversion”). Holders of Class D Preferred Shares shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule or regulation), to convert any or all their shares of the Class D Preferred Shares into Common Stock at the Conversion Ratio.

(b) Taxes. The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series D Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid. The Company shall withhold from any payment due whatsoever in connection with the Series D Preferred Stock any and all required withholdings and/or taxes the Company, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Company in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Company.

(c) Fractional Shares. If any Conversion of Series D Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series D Preferred Stock being converted pursuant to each Conversion), such fractional share shall be rounded up to the nearest whole share and the Holder shall be entitled to receive, in lieu of the final fraction of a share, one additional whole share of Common Stock.

(d)                 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Company will within a reasonable time period make a good faith effort to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e)                 Effect of Conversion. On any Conversion Date, all rights of any Holder with respect to the shares of the Series D Preferred Stock so converted, including the rights, if any, to receive distributions of the Company’s assets (including, but not limited to, the Liquidation Preference) or notices from the Company, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of shares of Common Stock into which such shares of the Series D Preferred Stock have been converted.

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SECTION 6. VOTING. The Holder of each share of Series D Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series D Preferred Stock held by such holder, and (b) 25,000. Such voting calculation is hereby authorized by the Company and the Company acknowledges such calculation may result in the total number of possible votes cast by the Series D Holders and all other classes of the Company’s common stock in any given voting matter exceeding the total aggregate number of shares which this Company shall have authority to issue. With respect to any shareholder vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of Series D Preferred Stock shall vote together with all other classes and series of common and preferred stock of the Company as a single class on all actions to be taken by the Common Stock shareholders of the Company, except to the extent that voting as a separate class or series is required by law.

SECTION 7. REDEMPTION. The Series D Preferred Stock shall have no redemption rights.

SECTION 8. PROTECTIVE PROVISIONS. In addition to any other rights provided by law, at any time any shares of Series D Preferred Stock are outstanding, as a legal party in interest, the Company, through action directly initiated by the Company’s Board of Directors or indirectly initiated by the Company’s Board of Directors through judicial action or process, including any action by the shareholders of the Company’s Common Stock, shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions without first obtaining the affirmative written consent of 100% of the Series D Holders:

(a)                 Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series D Convertible Preferred Stock;

(b)                 Effect an exchange, reclassification, or cancellation of all or a part of the Series D Convertible Preferred Stock, but excluding a stock split or reverse stock split of the Company’s Common Stock or Preferred Stock;

(c)                 Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series D Convertible Preferred Stock;

(d)                 Alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation;

(e)                 Amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Company; or

(f)                  Designate any new class of preferred stock, nor sell or issue in any way, shape or form, any additional shares of preferred stock other than shares in those classes of preferred stock already so designated as of the date hereof, including but not limited to, any shares of preferred stock which are, as of the date of this Certificate of Designation, authorized but of which no shares are issued or outstanding.

For clarification, issuances of additional authorized shares of Series D Preferred under the terms herein shall not require the authorization or approval of the existing shareholders of any other class of preferred Stock.

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PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series D Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series D Preferred Stock.

SECTION 9. PREEMPTIVE RIGHTS. Holders of Series D Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

SECTION 10. REPORTS. The Company shall mail to all holders of Series D Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

SECTION 11. NOTICES. In addition to any other means of notice provided by law or in the Company’s Bylaws, any notice required by the provisions of this Certificate of Designation to be given to the holders of Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder’s address appearing on the books of the Company.

SECTION 12. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) The Company will provide to the Holders of the Series D Preferred Stock all communications sent by the Company to the holders of the Common Stock.

(d) Except as may otherwise be required by law, the shares of the Series D Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designations.

(e) Shares of the Series D Preferred Stock converted into Common Stock shall be retired and canceled and shall have the status of authorized but unissued shares of preferred stock of the Company undesignated as to any specific series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company.

(f) Notwithstanding the above terms and conditions of this Certificate of Designation, the Liquidation Preference and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving shares of the Series D Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution duly adopted by the Board of Directors. Upon any such equitable adjustment, the Company shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference following such adjustment.

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(g) With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its sole director this 25th day of November 2015.

ALKAME HOLDINGS, INC.

By: /s/ Robert K. Eakle
Robert K. Eakle - Sole-Director

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